Exhibit 10.1

Bed Bath & Beyond Inc.

Corporate Office

650 Liberty Avenue

Union, New Jersey 07083

908/688-0888

January 11, 2006

Mr. Steven H. Temares
Chief Executive Officer
Bed Bath & Beyond Inc.
650 Liberty Avenue
Union, New Jersey 07083

Re:          Supplemental Executive Retirement Benefit

Dear Mr. Temares:

This letter agreement (the “Agreement”) sets forth the terms and conditions of the supplemental retirement benefit which will be payable to you or on your behalf by Bed Bath & Beyond Inc. (the “Company”):

1.                                       If you remain employed by the Company on and through June 12, 2012 (i.e., the twentieth anniversary of the date of your commencement of employment with the Company) or the earlier occurrence of a Change of Control of the Company (as such term is defined in Section 2(g) below) (the earliest of such dates being herein referred to as “Vesting Date”), you will be entitled to receive a supplemental retirement benefit upon your retirement or other separation from service from the Company thereafter (the “Retirement Benefit”), subject to the terms and conditions of this Agreement.  The Retirement Benefit shall be an annual amount equal to 50% of your annual base salary rate on the date of your retirement or other separation from service from the Company for a period of 10 years, which, except as provided in Section 2 below, shall be paid in accordance with the Company’s normal payroll practices over the 10-year period commencing on the date of your retirement or other separation from service from the Company.  Notwithstanding anything to the contrary herein or in your December 1, 1994 employment agreement with the Company, as amended May 28, 1999 and as further amended May 1, 2004 (the “Employment Agreement”), you may, at any time after the Vesting Date, upon 90 days’ prior written notice given to the Company, elect to retire from the Company and commence receipt of the Retirement Benefit.  Notwithstanding the foregoing, any amount due prior to the date six months after your retirement or other separation from service from the Company shall (except as provided in Section 2 below) be deferred and paid to you in a lump sum on the date six months from the date of such retirement or other separation from service from the Company in the amount that would have been paid during such six-month period.

2.                                       (a)  If your employment with the Company is terminated (i) prior to the Vesting Date by reason of your voluntary termination of employment or (ii) prior to or on or after the Vesting Date by reason of your voluntary termination of employment where cause (as defined in your Employment Agreement (“Cause”)) exists or by the Company for Cause, you will forfeit any right or entitlement to the Retirement Benefit.

(b)  If your employment with the Company is terminated by the Company without Cause (whether prior to or on or after the Vesting Date), you will receive, on the date six months following such termination, a lump sum payment equal to the present value of the Retirement Benefit payable for 10 years from the date of termination, using as the discount rate the Applicable Federal Rate for short-term Treasury obligations as published by the Internal Revenue Service for the month in which the termination of employment occurs (the “Discount Rate”).

(c)  If your employment with the Company is terminated as a result of your death or by the Company as a result of your Disability (whether prior to or on or after the Vesting Date, but prior to your retirement), you or your beneficiary(ies) designated pursuant to the beneficiary designation form provided to you by the Company or, if no beneficiary has been designated, your estate, will receive a lump sum payment equal to the present value of the annual Retirement Benefit payable for 10 years from the date of termination, calculated using the Discount Rate.  If such termination is as a result of your Disability, payment of the Retirement Benefit under this Section 2(c) shall be made on the date six months following such termination; if such termination is as a result of your death, payment of the Retirement Benefit under this Section 2(c) shall be made as promptly as reasonably practicable after the date of death.  For purposes of this Agreement, “Disability” shall mean your inability substantially to perform your duties and responsibilities under the Employment Agreement for a period of 180 consecutive days as a result of physical or mental disability.

(d)  In the event of your death during the payment of the Retirement Benefit under Section 1 above, your beneficiary(ies) designated pursuant to the beneficiary designation form provided to you by the Company or, if no beneficiary has been designated, your estate, will receive, as promptly as reasonably practicable after the date of death, a lump sum payment equal to the present value of the portion of the annual Retirement Benefit due to be paid after the date of death, calculated using the Discount Rate.

(e)  Upon your retirement or other separation from service from the Company within 12 months after a Change of Control of the Company, in lieu of annual payment of the Retirement Benefit, you will receive six months after such retirement or other separation from service from the Company a lump sum payment equal to the present value of the annual Retirement Benefit for 10 years from the date of such retirement or other separation from service from the Company, calculated using the Discount Rate.

(f)  In the event of a Change of Control of the Company during the payment of the Retirement Benefit under Section 1 above, you will receive six months after such Change of

Control a lump sum payment equal to the present value of the portion of the annual Retirement Benefit due to be paid after the date of the Change of Control, calculated using the Discount Rate.

(g)  For purposes of this Agreement, a “Change of Control” shall mean the first to occur of the following:

(i)  any “person,” as such term is used in sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 under the Exchange Act, of 50% or more of the outstanding common stock of the Company, excluding a person that is an affiliate (as such term is used under the Exchange Act) of the Company on the date of this Agreement, or any affiliate of any such person;

(ii) the majority of the board of directors of the Company (the “Board”) consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the date of this agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

(iii)  the Company adopts any plan of liquidation providing for the distribution of all or substantially all its assets;

(iv)  all or substantially all the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they own the common stock of the Company, all the common stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v)  the Company combines with another company and is the surviving corporation, but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the common stock or other ownership interests of the combined company (there being excluded from the number of shares held by such shareholders, but not from the common stock or other ownership interests of the combined company, any shares other ownership interests received by affiliates of such other company in exchange for stock of such other company).

3.                                       Any taxes required to be paid by you as a result of payments under this Agreement shall be for your account and the Company may withhold such taxes from any amounts due to you hereunder.

4.                                       Payment of the Retirement Benefit pursuant to this Agreement is contingent upon your compliance with the restrictive covenant not to compete with the Company described in Section 4 of your Employment Agreement for the period therein, as well as for the period you are receiving payment of the Retirement Benefit under Section 1 hereof.  In the event that you breach the terms of the restrictive covenant of Section 4 of your Employment Agreement (or engage in activities during the period you are receiving payment of the Retirement Benefit under Section 1 hereof which would have been a breach of Section 4 of your Employment Agreement had they taken place during the period specified in Section 4), any future payments due under this Agreement shall immediately be forfeited, but no payments previously made (including without limitation any Retirement Benefit that has been previously paid in a lump sum) shall be returned or forfeited.  Nothing herein shall be deemed to require compliance by you with the restrictive covenants set forth in Section 4 of your Employment Agreement beyond the period specified therein; the only consequence of engaging in activities after the period specified in Section 4 which would have been a breach of Section 4 had they occurred during such period being the forfeiture of future payments of Retirement Benefits to the extent provided in Section 4 of this Agreement.

5.                                       Notwithstanding anything herein to the contrary, the Retirement Benefit will not be paid or made available under the preceding provisions of this Agreement (excluding Retirement Benefits paid as a result of death or Disability) unless: (a) you first execute a release in a form reasonably prescribed by the Company, and (b) to the extent any portion of such release is subject to any revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any other revocation period in effect on the date of your retirement under any federal or state law, such revocation period has expired without revocation of the release.

6.                                       This Agreement is an “unfunded” plan for purposes of providing retirement compensation.  With respect to any payments as to which you have a fixed and vested interest but that have not yet made to you by the Company, nothing contained herein shall give you any rights that are greater than those of a general unsecured creditor of the Company.

7.                                       Nothing contained in this Agreement shall limit your eligibility to participate in or receive benefits under any employee benefit plan sponsored or maintained by the Company; provided that the Retirement Benefit shall not be considered or included for purposes of calculating any benefit under any such employee benefit plan of the Company.

8.                                       This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company will employ or retain, or to continue to, employ or retain you during the entire, or any portion of the, term of this Agreement, nor does it modify in any respect any of your or the Company’s rights under your Employment Agreement, which shall remain in full force and effect and unchanged by this Agreement.

9.                                       No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all the assets of the Company, provided that, in the case of such a sale or liquidation, the assignee or transferee assumes in writing the obligation to perform this Agreement (it being understood, however, that no such assignment or transfer shall relieve the Company of its liabilities or obligations under this agreement).

10.                                 This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be limited, construed and interpreted in accordance with such intent.  Subject to the last sentence hereof, to the extent that the Retirement Benefit is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.  Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.  Such compliance shall be as mutually agreed between the Company and you, but the Company shall not be an indemnifier of compliance with Code Section 409A, which shall be your risk.

11.                                 This Agreement shall be governed and construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other applicable federal law.  To the extent not preempted by or inconsistent with federal law, the laws of the state of New York shall apply.  If any provision of this Agreement is held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision of this Agreement and the Agreement shall be construed and enforced as if the provision had not been included.

12.                                 This Agreement is intended to be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

13.                                 For purposes of this Agreement, the term “Company” shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

14.                                 This Agreement sets forth all understandings with regard to your Retirement Benefit payable by the Company.  This Agreement has been presented to, and duly authorized by, the Compensation Committee of the Board.  It may not be amended or terminated without the written agreement of both parties hereto.

Sincerely,

Name: Warren Eisenberg
Title: Chairman

Acknowledged and Agreed by:

Steven H. Temares